Exhibit 3.1

PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY

CONVERTIBLE PREFERRED STOCK, SERIES AA2

CONVERTIBLE PREFERRED STOCK, SERIES MM2
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board, by resolutions duly adopted, (a) reclassified 20,000,000 authorized but unissued shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, as a new series of Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), classified and designated as Convertible Preferred Stock, Series AA2, having such preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth herein, and (b) reclassified 20,000,000 authorized but unissued shares of Common Stock as an additional series of Convertible Preferred Stock, classified and designated as Convertible Preferred Stock, Series MM2, having such preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth herein.
1.Designation; Number of Shares. The Board has duly adopted resolutions designating the following additional series of Convertible Preferred Stock:
20,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series AA2”, par value $0.001 per share (the “Series AA2 Shares”).
20,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series MM2”, par value $0.001 per share (the “Series MM2 Shares”).
The Series AA2 Shares and the Series MM2 Shares shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a series of Convertible Preferred Stock, as set forth in the Articles Supplementary establishing the Convertible Preferred Stock, filed with, and accepted for record by, the SDAT on August 3, 2020 (the “Original Articles Supplementary”), except as set forth herein. The Series AA2 Shares shall be considered “Shares” and “Series A Shares” for the purposes of the Original Articles Supplementary. The Series MM2 Shares shall be considered “Shares” and “M Shares” for the purposes of the Original Articles Supplementary. Terms used but not defined herein shall have the meaning assigned to such terms in the Original Articles Supplementary.
2.Dividends.
(a)    The holders of the Series AA2 Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative dividends at the annual rate of 6.50% of the Stated Value payable in cash or in additional Shares pursuant to the terms of any dividend reinvestment plan adopted by the
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Corporation, payable monthly in arrears, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Shares in payment of dividends.
(b)    The holders of the Series MM2 Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative dividends at the annual rate of 6.50% of the Stated Value payable in cash or in additional Shares pursuant to the terms of any dividend reinvestment plan adopted by the Corporation, payable monthly in arrears, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Shares in payment of dividends.
SECOND: The Series AA2 Shares and the Series MM2 Shares have been classified and designated by the Board under the authority contained in the Charter.
THIRD: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this          day of October, 2022.
PROSPECT CAPITAL CORPORATION
By:    /s/ M. Grier Eliasek
    Name:    M. Grier Eliasek
    Title: President & Chief Operating
Officer
ATTEST:

    /s/Kristin Van Dask
    Name:    Kristin Van Dask
    Title: Chief Financial Officer, Chief
Compliance Officer & Secretary